EXHIBIT 99.1

Press Release
FOR IMMEDIATE RELEASE	Diana Phillips
Lauren Gioia
212 606 7176
Fax: 212 606 7381

GILBERT L. KLEMANN II NAMED WORLDWIDE GENERAL COUNSEL

February 1, 2008 -- Sotheby’s (NYSE: BID) announced today that Gilbert L. Klemann, II has been named Executive Vice President, Worldwide General Counsel and Secretary. Mr. Klemann will report to William F. Ruprecht, the Company’s President and Chief Executive Officer.

“Having served as the Chief Legal Officer for two public, multinational companies, Gil Klemann brings a wide range of valuable public company and legal experience to Sotheby’s,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “Gil also has substantial experience in the negotiation and execution of complex business transactions, which should serve us well. He will be based in New York where he will have overall responsibility for the worldwide legal affairs of Sotheby’s and will oversee our worldwide legal department.”

Mr. Klemann succeeds Donaldson Pillsbury who has served as Worldwide General Counsel for Sotheby’s since 1998. Mr. Pillsbury has been appointed a Chairman of Sotheby’s North and South America. He will be working on key client relationships and ways to increase Sotheby’s presence in the communities in which Sotheby’s operates.

Prior to joining Sotheby’s, Mr. Klemann served as Senior Vice President and General Counsel of Avon Products, Inc., a leading global beauty company and the world’s largest direct seller, with annual revenues of approximately $9 billion. He has also served as an Executive Officer, General Counsel and a member of the Board of Directors of Fortune Brands, Inc. (formerly American Brands, Inc.) where, in addition to oversight of the company’s legal affairs, he had responsibility for mergers and acquisitions. Mr. Klemann is a former partner of Chadbourne & Parke LLP, an international law firm based in New York, and was a member of the firm’s Management Committee. He is a director of North American Galvanizing & Coatings, Inc. and Alliance One International, Inc., and a former director of New York Lawyers for the Public Interest, Inc. and the Avon Products Foundation, Inc.

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